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4.1      CERTIFICATE OF DESIGNATION FOR TELEPLUS, INC ACQUISITION SERIES OF
         PREFERRED STOCK


                                  TEXXON, INC.

           Certificate of Designation, Powers, Preferences and Rights
                        Pursuant to Section 18-1032 G. 1.
                                     of the
                        Oklahoma General Corporation Act
                                     of the
                 TelePlus Acquisition Series of Preferred Stock
                                ($.001 Par Value)


                              --------------------

         The undersigned, President of TEXXON, INC., an Oklahoma Corporation (hereinafter called the "Company") does hereby certify as required by Section 18-1032 G. 1. of the Oklahoma General Corporation Act that the following resolution has been duly adopted by the Board of Directors of the Company:

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Certificate of Incorporation, as amended (hereinafter the "Certificate of Incorporation") of the Company, there hereby is created, out of the 5,000,000 shares of preferred stock of the Company authorized in Article IV of its Certificate of Incorporation (the "Preferred Stock"), a series of 3,000,000 shares, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation of the Company which are applicable to the Preferred Stock):

         1.       DESIGNATION.

         The designation of the said series of the Preferred Stock shall be the "TelePlus Acquisition Series of Preferred Stock" (hereinafter the "TelePlus Series").

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         2.       NUMBER OF SHARES; PAR VALUE.

         The number of shares of the TelePlus Series shall be limited to 3,000,000. The shares of the TelePlus Series shall be issued as full shares and shall have a par value of $.001 per share.

         3.       DIVIDENDS.

         The holders of the TelePlus Series of Preferred Stock shall receive such dividends as the Company's Board of Directors may declare, from time to time, as permitted by the Oklahoma General Corporation Act.

         4.       LIQUIDATION.

         In the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of shares of TelePlus Series of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, the sum of one one-hundreth of a cent ($.001) per share.

         5. REDEMPTION.

         (a) The Company, at the option of the Board of Directors, may redeem the whole of, or from time to time may redeem any part of, the TelePlus Series of Preferred Stock by paying in cash therefor one one-hundreth of a cent ($.001) per share and, in addition to such amount, an amount in cash equal to all dividends on the TelePlus Series declared but unpaid and accumulated up to and including the date fixed for redemption.

         (b) In case of the redemption of a part only of the outstanding shares of the TelePlus Series, the Company shall designate by lot, in such manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Less than all of the shares of the TelePlus Series at any time outstanding may not be redeemed until all dividends declared, accrued and in arrears upon all of the shares of the TelePlus Series outstanding shall have been paid for all past dividend periods, and until full dividends, if any, on all shares of the TelePlus Series then outstanding, other than the shares to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment. At least 30 days' previous notice by mail, postage prepaid, shall be given to the holders of record of the shares to be redeemed.


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         6. VOTING.

         The TelePlus Series of Preferred Stock shall have voting rights. For voting purposes, such series shall be considered part of the Common Stock and shall vote with the Common Stock, rather than as a separate class or series of preferred stock. Each share of the TelePlus Series shall have twenty-seven (27) votes per share.

         7.       CONVERSION.

         The shares of TelePlus Series of Preferred Stock shall not be convertible into any other security of the Company until such time as the Certificate of Incorporation is amended to provided authorization for the issuance of at least 150,000,000 shares of Common Stock, in which event each share of the TelePlus series shall be convertible, at the option of the holder, into twenty-seven (27) shares of such Common Stock. ,

         8.       NO PREEMPTIVE RIGHTS.

         No holder of any shares of the TelePlus Series of Convertible Preferred Stock, as such, shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and attested to by its Secretary this 8th day of May 2006.

                                                     TEXXON, INC.

                                                By:  /S/ BENJAMIN HANSEL
                                                     ---------------------------
Attest:                                              Benjamin Hansel, President


Benjamin Hansel, Secretary


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